Exhibit (d)(56)

PHILADELPHIA INTERNATIONAL ADVISORS LP

February 1, 2014

Mary Ann B. Wirts

President, The Glenmede Fund, Inc. and

Managing Director and Chief Administrative Officer, Glenmede Investment Management LP

One Liberty Place

1650 Market Street, Suite 1200

Philadelphia, PA 19103-7391

Re: The	Glenmede Fund, Inc: International Portfolio

Dear Mrs. Wirts:

Pursuant to Sub-Investment Advisory Agreement among the Fund on behalf of the International Portfolio, Glenmede Investment Management LP (the “Adviser”) and Philadelphia International Advisors LP (“Philadelphia International”) dated January 1, 2002, as amended, Philadelphia International is entitled to sub-advisory fees of 0.26% of the International Portfolio’s average daily net assets, payable by the Adviser.

By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Philadelphia International agrees that during any time the International Portfolio invests its assets in a class of shares of a series of a registered investment company advised by Philadelphia International (each an “Underlying Fund”) while Philadelphia International is the sub-advisor to the International Portfolio, but in no event terminating before February 28, 2015, Philadelphia International shall waive its sub-advisory fees for the International Portfolio by an amount equal to that portion of the investment advisory fee actually paid by the Underlying Fund to Philadelphia International for managing the assets of the International Portfolio invested in shares of the Underlying Fund. Philadelphia International acknowledges that it shall not be entitled to collect on or make a claim for waived fees at any time in the future.

[signature page follows]

Philadelphia International Advisors LP
		By:	Philadelphia International Partners LP, its General Partner
		By:	AB Williams Company LLC, its General Partner

		By:	/s/ Andrew B. Williams
Andrew B. Williams its Managing Member

Your signature below acknowledges acceptance of this Agreement:

The Glenmede Fund, Inc.		Glenmede Investment Management LP

By:	/s/ Mary Ann B. Wirts	By:	Gatepost Partners, LLC, its General Partner
	Mary Ann B. Wirts President The Glenmede Fund, Inc.	By:	/s/ Peter Zuleba
		Title:	Director